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                                                                     EXHIBIT 5.1

                        [MORRISON & FOERSTER LETTERHEAD]

                                September 17, 1997


Boyd Gaming Corporation
2950 South Industrial Road
Las Vegas, Nevada  89109

        Re:  9.50% Senior Subordinated Notes Due 2007;
             Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel for Boyd Gaming Corporation, a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, for the registration and sale of an aggregate of $250,000,000 principal amount of 9.50% Senior Subordinated Notes Due 2007 (the "Notes") by the Company, in connection with the exchange offer (the "Exchange Offer") of $250,000,000 in previously issued 9.50% Senior Subordinated Notes Due 2007 (the "Old Notes") for the Notes. The Old Notes have been and the Notes will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture (the "Indenture") between the Company and State Street Bank and Trust Company, a Massachusetts banking corporation, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement.

        We have examined originals or copies of the Indenture and the Notes. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

        We have assumed the genuineness of all signatures, the authenticity of all Notes submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Indenture and the Notes, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Indenture and the Notes, and has duly authorized, executed and delivered the Indenture and the Notes, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust


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Boyd Gaming Corporation
September 17, 1997
Page Two

Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

        The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

        (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

        (ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes and the Indenture; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

        (iii) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Indenture or the Notes (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

        (iv) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Indenture or the Notes or to aid in the interpretation of the Indenture or the Notes;

        (v) We express no opinion as to the enforceability of provisions of the Indenture or the Notes imposing, or which are construed as effectively imposing, penalties;

        (vi) The enforceability of provisions of the Indenture or the Notes which purport to establish evidentiary standards or to make determinations conclusive; and

        (vii) We express no opinion as to the enforceability of any choice of law provisions contained in the Indenture or the Notes or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Indenture or the Notes or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.



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Boyd Gaming Corporation
September 17, 1997
Page Three

        Based upon and subject to the foregoing, we are of the opinion that:

        1. The Notes, upon valid tender of the Old Notes to State Street Bank and Trust Company, as exchange agent for the Exchange Offer, and issuance of the Notes in exchange for such tendered Old Notes in accordance with the terms of the Registration Statement, will be legally issued and will constitute binding obligations of the Company.

        We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the substantive laws of the State of New York (without reference to its choice of law rules), the general corporation laws of the State of Nevada (in sole reliance upon the opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP), and the federal laws of the United States of America.

        We hereby consent to the use of this opinion in connection with the Registration Statement and to the reference to our firm under the caption "Legal Matters" therein.

                                    Very truly yours,

                                    /s/ Morrison & Forester LLP